Exhibit 99.1

Regional Management Corp. Announces First Quarter 2022 Results

-   Net income of $26.8 million and diluted earnings per share of $2.67   -

-   30.8% year-over-year net finance receivables growth and
23.7% year-over-year revenue growth   -

-   30+ day contractual delinquencies of 5.7% as of March 31, 2022, an improvement
of 30 basis points compared to December 31, 2021   -

Greenville, South Carolina – May 4, 2022 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the first quarter ended March 31, 2022.

“We produced another set of outstanding financial and operating results in the first quarter,” said Robert W. Beck, President and Chief Executive Officer of Regional Management Corp. “Our strategic growth initiatives enabled us to overcome the normal seasonal portfolio liquidation that typically is the hallmark of the first quarter. We grew our net finance receivables in the quarter to an all-time high of $1.45 billion, up 31% from a year prior. Our portfolio in turn generated record quarterly revenue of $121 million, a year-over-year increase of 24%. We posted net income of $26.8 million and diluted EPS of $2.67, both record highs, with diluted EPS up 16% from the prior-year period. We also delivered robust returns of 7.3% ROA and 36.7% ROE.”

“We continue to experience strong loan demand across all channels, and we remain well-positioned to capture additional market share,” added Mr. Beck. “We expanded our operations to Mississippi in February, and in late March, we began piloting end-to-end digital lending. We are excited to introduce this new lending channel, which allows us to offer our small and large loan products on an entirely digital basis without intervention by our team, from the point of application through loan proceeds distribution. Moving ahead, we are focused on maintaining our strong credit profile and will continue executing on our long-term strategies of digital innovation, geographic expansion, and product and channel development. We look forward to continuing our delivery of profitable growth, sustainable returns, and long-term value to our shareholders.”

First Quarter 2022 Highlights

•	Net income for the first quarter of 2022 was a record $26.8 million and diluted earnings per share was a record $2.67, increases of 4.9% and 15.6%, respectively, compared to the prior-year period.

•	Net finance receivables as of March 31, 2022 hit an all-time high of $1.4 billion, a record increase of $340.5 million, or 30.8%, from the prior-year period.

-

Large loan net finance receivables of $997.2 million increased $274.8 million, or 38.0%, from the prior-year period and represented 69.0% of the total loan portfolio. Small loan net finance receivables were $438.2 million, an increase of 18.0% from the prior-year period.

-	Branch, digitally sourced, direct mail, and total loan originations were all at record levels for a first quarter.

-	Total loan originations of $326.0 million in the first quarter of 2022, an increase of $91.2 million, or 38.8%, from the prior-year period.

-	Digitally sourced loan originations of $40.3 million in the first quarter of 2022, an increase of $24.2 million, or 150.0%, from the prior-year period.

•	Total revenue for the first quarter of 2022 was a record $120.8 million, an increase of $23.1 million, or 23.7%, from the prior-year period.

-

Interest and fee income increased $20.4 million, or 23.3%, primarily due to higher average net finance receivables, partially offset by ongoing credit normalization and the continued mix shift towards large loans.

-	Insurance income, net increased $2.6 million, or 32.0%, driven by an increase in premium revenue associated with portfolio growth.

•

Provision for credit losses for the first quarter of 2022 was $30.9 million, an increase of $19.5 million, or 171.6%, from the prior-year period. The provision for credit losses for the first quarter of 2022 included an incremental reserve of $0.6 million primarily for the $20.0 million in sequential portfolio growth and a release of $1.1 million based on the macroeconomic model.

-

Allowance for credit losses was $158.8 million as of March 31, 2022, including a $15.9 million allowance for credit losses reserve associated with potential future macroeconomic impacts on credit losses, inclusive of those associated with the COVID-19 pandemic.

•

Annualized net credit losses as a percentage of average net finance receivables for the first quarter of 2022 were 8.7%, a 100 basis point increase compared to 7.7% in the prior-year period but a 200 basis point improvement compared to 10.7% in the first quarter of 2019.

•

As of March 31, 2022, 30+ day contractual delinquencies totaled $82.0 million, or 5.7% of net finance receivables, an improvement of 30 basis points compared to December 31, 2021, and a 120 basis point improvement from March 31, 2019. The 30+ day contractual delinquency remains well below the company’s $158.8 million allowance for credit losses as of March 31, 2022.

•

The company expanded its operations to the state of Mississippi in the first quarter. In addition, during the first quarter, the company continued its assessment of its legacy branch network and determined to close 20 branches in the second quarter where clear opportunities exist to consolidate operations into a larger branch in close proximity. This branch optimization is consistent with the company’s omni-channel strategy and builds upon the company’s recent successes in entering new states with a lighter branch footprint, while still providing customers with best-in-class service. The company estimates total general and administrative expenses of $1.2 million associated with the branch optimization, of which $0.4 million was incurred in the first quarter and $0.7 million is estimated in the second quarter. The branch optimization will generate approximately $1.8 million in general and administrative expense annual savings, which the company will reinvest in its expansion into new states.

•

General and administrative expenses for the first quarter of 2022 were $55.1 million, an increase of $9.3 million, or 20.2%, from the prior-year period due to ongoing investment in personnel, marketing, and digital capabilities to support the company’s growth strategy. General and administrative expenses for the first quarter of 2022 included $0.4 million of expenses related to branch optimization.

•

The operating expense ratio (annualized general and administrative expenses as a percentage of average net finance receivables) for the first quarter of 2022 was 15.4%, a 90 basis point improvement compared to the prior-year period. The operating expense ratio was inclusive of a 20 basis point impact related to branch optimization.

•	In the first quarter of 2022, the company repurchased 172,776 shares of its common stock at a weighted-average price of $48.76 per share under the company’s $20 million stock repurchase program.

Second Quarter 2022 Dividend

The company’s Board of Directors has declared a dividend of $0.30 per common share for the second quarter of 2022. The dividend will be paid on June 15, 2022 to shareholders of record as of the close of business on May 25, 2022. The declaration and payment of any future dividend is subject to the discretion of the Board of Directors and will depend on a variety of factors, including the company’s financial condition and results of operations.

Liquidity and Capital Resources

As of March 31, 2022, the company had net finance receivables of $1.4 billion and debt of $1.1 billion. The debt consisted of:

•	$44.9 million on the company’s $500 million senior revolving credit facility,
•	$84.6 million on the company’s aggregate $300 million revolving warehouse credit facilities, and
•	$1.0 billion through the company’s asset-backed securitizations.

As of March 31, 2022, the company’s unused capacity to fund future growth on its revolving credit facilities (subject to the borrowing base) was $671 million, or 83.9%, and the company had available liquidity of $214.6 million, including unrestricted cash on hand and immediate availability to draw down cash from its revolving credit facilities.

As of March 31, 2022, the company’s fixed-rate debt as a percentage of total debt was 89%, with a weighted-average coupon of 2.9% and an average revolving duration of 2.9 years. The company held interest rate caps with an aggregate notional principal amount of $550 million to manage the risk associated with variable rate debt. The interest rate caps are based on one-month LIBOR and reimburse the company for the difference when one-month LIBOR exceeds the strike rate.

In April 2022, the company sold $300 million of the interest rate cap contracts maturing in 2023 as a result of the significant increases in rates and the value of the interest rate caps. Following the sale, the company continues to maintain $250 million in interest rate cap protection, with one-month LIBOR strike rates between 25 and 50 basis points and maturity dates between February 2024 and February 2026.

The company had a funded debt-to-equity ratio of 3.8 to 1.0 and a stockholders’ equity ratio of 19.9%, each as of March 31, 2022. On a non-GAAP basis, the company had a funded debt-to-tangible equity ratio of 3.9 to 1.0, as of March 31, 2022. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 327-6837 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will be available on Regional’s website at www.RegionalManagement.com.

A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” online and in branch locations in 14 states across the United States. Most of its loan products are secured, and each is structured on a fixed-rate, fixed-term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally managed direct mail campaigns, digital partners, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent Regional Management Corp.’s expectations or beliefs concerning future events. Forward-looking statements include, without limitation, statements concerning financial outlooks or future plans, objectives, goals, projections, strategies, events, or performance, and underlying assumptions and other statements related thereto. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements speak only as of the date on which they were made and are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. As a result, actual performance and results may differ materially from those contemplated by these forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in forward-looking statements include, but are not limited to, the following: risks related to Regional Management’s business, including the COVID-19 pandemic and its impact on Regional Management’s operations and financial condition; managing growth effectively, implementing Regional Management’s growth strategy, and opening new branches as planned; Regional Management’s convenience check strategy; Regional Management’s policies and procedures for underwriting, processing, and servicing loans; Regional Management’s ability to collect on its loan portfolio; Regional Management’s insurance operations; exposure to credit risk and repayment risk, which risks may increase in light of adverse or recessionary economic conditions; the implementation of new underwriting models and processes, including as to the effectiveness of new custom scorecards; changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; the geographic concentration of Regional Management’s loan portfolio; the failure of third-party service providers, including those providing information technology products; changes in economic conditions in the markets Regional Management serves, including levels of unemployment and bankruptcies; the ability to achieve successful acquisitions and strategic alliances; the ability to make technological improvements as quickly as competitors; security breaches, cyber-attacks, failures in information systems, or fraudulent activity; the ability to originate loans; reliance on information technology resources and providers, including the risk of prolonged system outages; changes in current revenue and expense trends, including trends affecting delinquencies and credit losses; changes in operating and administrative expenses; the departure, transition, or replacement of key personnel; the ability to timely and effectively implement, transition to, and maintain the necessary information technology systems, infrastructure, processes, and controls to support Regional Management’s operations and initiatives; changes in interest rates; existing sources of liquidity may become insufficient or access to these sources may become unexpectedly restricted; exposure to financial risk due to asset-backed securitization transactions; risks related to regulation and legal proceedings, including changes in laws or regulations or in the interpretation or enforcement of laws or regulations; changes in accounting standards, rules, and interpretations and the failure of related assumptions and estimates, including those associated with CECL accounting; the impact of changes in tax laws, guidance, and interpretations, including the timing and amount of revenues that may be recognized; risks related to the ownership of Regional Management’s common stock, including volatility in the market price of shares of Regional Management’s common stock; the timing and amount of future cash dividend payments; and anti-takeover provisions in Regional Management’s charter documents and applicable state law. The COVID-19 pandemic may also magnify many of these risks and uncertainties.

The foregoing factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments, or otherwise, except as required by law. Regional Management is not responsible for changes made to this document by wire services or Internet services.

Contact

Investor Relations
Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(dollars in thousands, except per share amounts)

			Better (Worse)
	1Q 22	1Q 21	$	%
Revenue
Interest and fee income	$107,631	$87,279	$20,352	23.3%
Insurance income, net	10,544	7,985	2,559	32.0%
Other income	2,673	2,467	206	8.4%
Total revenue	120,848	97,731	23,117	23.7%

Expenses
Provision for credit losses	30,858	11,362	(19,496)	(171.6)%

Personnel	35,654	28,851	(6,803)	(23.6)%
Occupancy	5,808	6,020	212	3.5%
Marketing	3,091	2,710	(381)	(14.1)%
Other	10,547	8,262	(2,285)	(27.7)%
Total general and administrative	55,100	45,843	(9,257)	(20.2)%

Interest expense	(59)	7,135	7,194	100.8%
Income before income taxes	34,949	33,391	1,558	4.7%
Income taxes	8,166	7,869	(297)	(3.8)%
Net income	$26,783	$25,522	$1,261	4.9%
Net income per common share:
Basic	$2.81	$2.42	$0.39	16.1%
Diluted	$2.67	$2.31	$0.36	15.6%
Weighted-average common shares outstanding:
Basic	9,533	10,543	1,010	9.6%
Diluted	10,022	11,066	1,044	9.4%
Return on average assets (annualized)	7.3%	9.3%
Return on average equity (annualized)	36.7%	36.7%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(dollars in thousands, except par value amounts)

			Increase (Decrease)
	1Q 22	1Q 21	$	%
Assets
Cash	$17,635	$7,226	$10,409	144.0%
Net finance receivables	1,446,071	1,105,603	340,468	30.8%
Unearned insurance premiums	(47,075)	(34,751)	(12,324)	(35.5)%
Allowance for credit losses	(158,800)	(139,600)	(19,200)	(13.8)%
Net finance receivables, less unearned insurance premiums and allowance for credit losses	1,240,196	931,252	308,944	33.2%
Restricted cash	138,919	79,012	59,907	75.8%
Lease assets	28,087	27,652	435	1.6%
Deferred tax assets, net	18,093	14,366	3,727	25.9%
Property and equipment	13,036	13,046	(10)	(0.1)%
Intangible assets	9,475	8,926	549	6.2%
Other assets	32,230	16,815	15,415	91.7%
Total assets	$1,497,671	$1,098,295	$399,376	36.4%
Liabilities and Stockholders’ Equity
Liabilities:
Debt	$1,134,377	$752,200	$382,177	50.8%
Unamortized debt issuance costs	(12,001)	(8,196)	(3,805)	(46.4)%
Net debt	1,122,376	744,004	378,372	50.9%
Accounts payable and accrued expenses	46,302	40,943	5,359	13.1%
Lease liabilities	30,251	29,712	539	1.8%
Total liabilities	1,198,929	814,659	384,270	47.2%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, none issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 14,360 shares issued and 9,806 shares outstanding at March 31, 2022 and 14,063 shares issued and 10,792 shares outstanding at March 31, 2021)	1,436	1,406	30	2.1%
Additional paid-in capital	105,989	105,493	496	0.5%
Retained earnings	329,878	250,659	79,219	31.6%
Treasury stock (4,554 shares at March 31, 2022 and 3,271 shares at March 31, 2021)	(138,561)	(73,922)	(64,639)	(87.4)%
Total stockholders’ equity	298,742	283,636	15,106	5.3%
Total liabilities and stockholders’ equity	$1,497,671	$1,098,295	$399,376	36.4%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(dollars in thousands, except per share amounts)

	Net Finance Receivables by Product
	1Q 22	4Q 21	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	1Q 21	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$438,153	$445,023	$(6,870)	(1.5)%	$371,188	$66,965	18.0%
Large loans	997,226	970,694	26,532	2.7%	722,474	274,752	38.0%
Retail loans	10,692	10,540	152	1.4%	11,941	(1,249)	(10.5)%
Total net finance receivables	$1,446,071	$1,426,257	$19,814	1.4%	$1,105,603	$340,468	30.8%
Number of branches at period end	354	350	4	1.1%	365	(11)	(3.0)%
Net finance receivables per branch	$4,085	$4,075	$10	0.2%	$3,029	$1,056	34.9%

	Averages and Yields
	1Q 22		4Q 21		1Q 21
	Average Net Finance Receivables	Average Yield (1)	Average Net Finance Receivables	Average Yield (1)	Average Net Finance Receivables	Average Yield (1)
Small loans	$440,936	36.0%	$427,586	38.1%	$389,138	37.5%
Large loans	982,881	27.5%	925,226	28.5%	721,052	27.9%
Retail loans	10,620	18.4%	10,435	18.7%	13,170	17.8%
Total interest and fee yield	$1,434,437	30.0%	$1,363,247	31.4%	$1,123,360	31.1%
Total revenue yield	$1,434,437	33.7%	$1,363,247	35.1%	$1,123,360	34.8%

(1) Annualized interest and fee income as a percentage of average net finance receivables.

	Components of Increase in Interest and Fee Income
	1Q 22 Compared to 1Q 21
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Small loans	$4,851	$(1,447)	$(192)	$3,212
Large loans	18,246	(740)	(268)	17,238
Retail loans	(113)	19	(4)	(98)
Product mix	1,185	(821)	(364)	—
Total increase in interest and fee income	$24,169	$(2,989)	$(828)	$20,352

	Loans Originated (1)
	1Q 22	4Q 21	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	1Q 21	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$137,131	$175,898	$(38,767)	(22.0)%	$101,741	$35,390	34.8%
Large loans	186,279	255,828	(69,549)	(27.2)%	131,325	54,954	41.8%
Retail loans	2,590	2,630	(40)	(1.5)%	1,780	810	45.5%
Total loans originated	$326,000	$434,356	$(108,356)	(24.9)%	$234,846	$91,154	38.8%
(1)	Represents the principal balance of loan originations and refinancings.

	Other Key Metrics
	1Q 22	4Q 21	1Q 21
Net credit losses	$31,358	$21,808	$21,762
Percentage of average net finance receivables (annualized)	8.7%	6.4%	7.7%
Provision for credit losses (1)	$30,858	$31,008	$11,362
Percentage of average net finance receivables (annualized)	8.6%	9.1%	4.0%
Percentage of total revenue	25.5%	26.0%	11.6%
General and administrative expenses	$55,100	$55,532	$45,843
Percentage of average net finance receivables (annualized)	15.4%	16.3%	16.3%
Percentage of total revenue	45.6%	46.5%	46.9%
Same store results (2):
Net finance receivables at period-end	$1,406,904	$1,400,817	$1,100,840
Net finance receivable growth rate	27.3%	23.3%	0.2%
Number of branches in calculation	331	330	356
(1)	Includes macroeconomic impacts to provision for credit losses of $(1,100), $(1,100), and $(6,600) for 1Q 22, 4Q 21, and 1Q 21, respectively.
(2)	Same store sales reflect the change in year-over-year sales for the comparable branch base. The comparable branch base includes those branches open for at least one year.

	Contractual Delinquency by Aging
	1Q 22		4Q 21		1Q 21
Allowance for credit losses (1)	$158,800	11.0%	$159,300	11.2%	$139,600	12.6%
Current	1,268,367	87.7%	1,237,165	86.7%	1,010,859	91.4%
1 to 29 days past due	95,689	6.6%	104,201	7.3%	47,024	4.3%
Delinquent accounts:
30 to 59 days	19,818	1.4%	25,283	1.9%	11,252	1.0%
60 to 89 days	16,390	1.1%	20,395	1.4%	9,808	0.9%
90 to 119 days	15,636	1.1%	15,962	1.0%	8,682	0.8%
120 to 149 days	15,322	1.1%	12,466	0.9%	8,717	0.8%
150 to 179 days	14,849	1.0%	10,785	0.8%	9,261	0.8%
Total contractual delinquency	$82,015	5.7%	$84,891	6.0%	$47,720	4.3%
Total net finance receivables	$1,446,071	100.0%	$1,426,257	100.0%	$1,105,603	100.0%
1 day and over past due	$177,704	12.3%	$189,092	13.3%	$94,744	8.6%

	Contractual Delinquency by Product
	1Q 22		4Q 21		1Q 21
Small loans	$34,861	8.0%	$39,794	8.9%	$22,582	6.1%
Large loans	46,375	4.7%	44,348	4.6%	24,404	3.4%
Retail loans	779	7.3%	749	7.1%	734	6.1%
Total contractual delinquency	$82,015	5.7%	$84,891	6.0%	$47,720	4.3%
(1)	Includes macroeconomic allowance for credit losses of $15,900, $17,000, and $26,400 in 1Q 22, 4Q 21, and 1Q 21, respectively.

	Income Statement Quarterly Trend
	1Q 21	2Q 21	3Q 21	4Q 21	1Q 22	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$87,279	$88,793	$99,355	$107,117	$107,631	$514	$20,352
Insurance income, net	7,985	8,656	9,418	9,423	10,544	1,121	2,559
Other income	2,467	2,227	2,687	2,944	2,673	(271)	206
Total revenue	97,731	99,676	111,460	119,484	120,848	1,364	23,117
Expenses
Provision for credit losses	11,362	20,549	26,096	31,008	30,858	150	(19,496)
Personnel	28,851	28,370	29,299	33,313	35,654	(2,341)	(6,803)
Occupancy	6,020	5,568	6,027	6,511	5,808	703	212
Marketing	2,710	4,776	2,488	4,431	3,091	1,340	(381)
Other	8,262	7,675	9,936	11,277	10,547	730	(2,285)
Total general and administrative	45,843	46,389	47,750	55,532	55,100	432	(9,257)
Interest expense	7,135	7,801	8,816	7,597	(59)	7,656	7,194
Income before income taxes	33,391	24,937	28,798	25,347	34,949	9,602	1,558
Income taxes	7,869	4,771	6,577	4,569	8,166	(3,597)	(297)
Net income	$25,522	$20,166	$22,221	$20,778	$26,783	$6,005	$1,261
Net income per common share:
Basic	$2.42	$1.98	$2.25	$2.18	$2.81	$0.63	$0.39
Diluted	$2.31	$1.87	$2.11	$2.04	$2.67	$0.63	$0.36
Weighted-average shares outstanding:
Basic	10,543	10,200	9,861	9,545	9,533	12	1,010
Diluted	11,066	10,797	10,544	10,177	10,022	155	1,044
Net interest margin	$90,596	$91,875	$102,644	$111,887	$120,907	$9,020	$30,311
Net credit margin	$79,234	$71,326	$76,548	$80,879	$90,049	$9,170	$10,815

	Balance Sheet Quarterly Trend
	1Q 21	2Q 21	3Q 21	4Q 21	1Q 22	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$1,098,295	$1,191,305	$1,313,558	$1,459,662	$1,497,671	$38,009	$399,376
Net finance receivables	$1,105,603	$1,183,387	$1,314,233	$1,426,257	$1,446,071	$19,814	$340,468
Allowance for credit losses	$139,600	$139,400	$150,100	$159,300	$158,800	$(500)	$19,200
Debt	$752,200	$853,067	$978,803	$1,107,953	$1,134,377	$26,424	$382,177

	Other Key Metrics Quarterly Trend
	1Q 21	2Q 21	3Q 21	4Q 21	1Q 22	QoQ Inc (Dec)	YoY Inc (Dec)
Interest and fee yield (annualized)	31.1%	31.6%	32.0%	31.4%	30.0%	(1.4)%	(1.1)%
Efficiency ratio (1)	46.9%	46.5%	42.8%	46.5%	45.6%	(0.9)%	(1.3)%
Operating expense ratio (2)	16.3%	16.5%	15.4%	16.3%	15.4%	(0.9)%	(0.9)%
30+ contractual delinquency	4.3%	3.6%	4.7%	6.0%	5.7%	(0.3)%	1.4%
Net credit loss ratio (3)	7.7%	7.4%	5.0%	6.4%	8.7%	2.3%	1.0%
Book value per share	$26.28	$26.93	$27.73	$28.89	$30.47	$1.58	$4.19
(1)	General and administrative expenses as a percentage of total revenue.
(2)	Annualized general and administrative expenses as a percentage of average net finance receivables.
(3)	Annualized net credit losses as a percentage of average net finance receivables.

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The company’s management utilizes non-GAAP measures as additional metrics to aid in, and enhance, its understanding of the company’s financial results. Tangible equity and funded debt-to-tangible equity ratio are non-GAAP measures that adjust GAAP measures to exclude intangible assets. Management uses these equity measures to evaluate and manage the company’s capital and leverage position. The company also believes that these equity measures are commonly used in the financial services industry and provide useful information to users of the company’s financial statements in the evaluation of its capital and leverage position.

This non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following tables provide a reconciliation of GAAP measures to non-GAAP measures.

	1Q 22
Debt	$1,134,377
Total stockholders' equity	298,742
Less: Intangible assets	9,475
Tangible equity (non-GAAP)	$289,267
Funded debt-to-equity ratio	3.8	x
Funded debt-to-tangible equity ratio (non-GAAP)	3.9	x